Exhibit 99.1

THE PANTRY REPORTS STRONG FIRST QUARTER FINANCIAL RESULTS

Earnings more than double a year ago

Sanford, North Carolina, January 27, 2005—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced financial results for its first fiscal quarter ended December 30, 2004.

Total revenues for the quarter were $941.5 million, a 26.5% increase from $744.4 million in the first quarter of fiscal 2004. Net income and diluted earnings per share more than doubled to $12.2 million, or $0.58 per share, from $4.9 million, or $0.24 per share, a year ago. Results for the first quarters of fiscal 2005 and fiscal 2004 included approximately $0.01 and $0.02 per share, respectively, in expenses related to secondary stock offerings.

President and Chief Executive Officer Peter J. Sodini commented, “Our core stores performed very well in the quarter, with accelerating growth in comparable merchandise sales and a solid increase in gasoline gallons sold. We also continued to reap the benefits of our Golden Gallon acquisition which closed in October 2003, as well as sharply reduced interest expense due to our debt refinancing last year. In addition, earnings for the quarter reflected higher than normal gasoline margins, which we would expect to moderate throughout the balance of the fiscal year.”

Merchandise revenues were strong in the quarter, rising 5.2% on a comparable store basis and 6.3% overall. Merchandise gross margin was 36.3%, in line with expectations but down from 36.7% in last year’s first quarter. The margin a year ago benefited from a vendor-supported cigarette promotion. Total merchandise gross profits increased 5.0% to $104.1 million, and accounted for approximately 68% of the Company’s total gross profits.

“Our merchandise operations turned in another excellent performance in the first quarter,” Mr. Sodini said. “The step-up in comparable store sales growth to the 5% range was partially attributable to strength in Florida in the aftermath of the four hurricanes during our fourth fiscal quarter. However, comparable sales improved in other markets as well, reflecting the cumulative benefits of our store remodeling programs and our ongoing efforts to expand a variety of appealing, higher-margin merchandise categories, such as private label products, food service, and quick service restaurant operations.”

Comparable store gasoline gallons increased 3.4% from a year ago, and total gallons sold rose 4.6%. Gasoline revenues were up 38.0%, mainly due to a 31.5% increase in the average retail price per gallon. The gross margin per gallon was 14.6 cents, compared with 12.6 cents a year earlier. Gasoline gross profits for the quarter were $49.9 million, up 21.9% from a year ago.

During the quarter, gasoline and merchandise brand conversions or image upgrades were completed at an additional 159 stores, bringing the total as of December 30 to 734 stores. The Company is now about two-thirds of the way through programs in which it is converting (or reimaging) the gasoline operations at approximately 1,100 stores under three brands – BP®/Amoco®, Citgo® or Kangaroo® (private label). As it executes these conversions, which are expected to be completed by the end of calendar 2005, the Company is also remodeling the stores’ merchandise operations and rebranding them under the Kangaroo ExpressSM banner.

Mr. Sodini concluded, “Although we do not expect gasoline margins to remain at the high level achieved in our first quarter, we now believe earnings per share for the year are likely to exceed our earlier guidance, and to fall in a range between $1.95 and $2.05. With our strong earnings momentum, substantial free cash flow, highly liquid balance sheet, and leading market shares in attractive regional markets across the Southeast, we believe we are very well positioned for future growth – both organically and through potential acquisitions.”

Conference Call

Interested parties are invited to listen to the first quarter earnings conference call scheduled for Thursday, January 27, 2005 at 10:00 a.m. Eastern Standard Time. The call will be broadcast live over the Internet and is accessible at www.thepantry.com or www.companyboardroom.com. An online archive will be available immediately following the call and will be accessible until February 3, 2005.

Use of Non-GAAP Measures

EBITDA is not a measure of operating performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data. We have included information concerning EBITDA as one measure of our cash flow and historical ability to service debt and because we believe investors find this information useful as it reflects the resources available for strategic opportunities including, among others, to invest in the business, make strategic acquisitions and to service debt. EBITDA as defined may not be comparable to similarly titled measures reported by other companies.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2004 of approximately $3.5 billion. As of December 30, 2004, the Company operated 1,353 stores in ten states under a number of banners including Kangaroo ExpressSM, The Pantry®, Golden Gallon® and Lil Champ Food Store®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: whether our ongoing merchandise and gasoline initiatives, our increased financial flexibility, improvements in our operating performance, and future acquisitions will further strengthen or improve our current market positions; fluctuations in domestic and global petroleum and gasoline markets, changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of January 27, 2005. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

The Pantry, Inc.

Unaudited Consolidated Statements of Operations and Selected Financial Data

(In thousands, except per share and per gallon amounts, margin data and store count)

	Quarter Ended
	December 30, 2004	December 25, 2003
	(13 weeks)	(13 weeks)
Revenues:
Merchandise	$287,067	$270,149
Gasoline	654,476	474,292

Total revenues	941,543	744,441
Cost of sales:
Merchandise	182,975	170,975
Gasoline	604,589	433,356

Total cost of sales	787,564	604,331

Gross profit	153,979	140,110

Operating expenses:
Operating, general and administrative	111,270	105,126
Depreciation and amortization	14,386	14,075

Total operating expenses	125,656	119,201
Income from operations	28,323	20,909

Other income (expense):
Interest expense	(8,986)	(13,141)
Miscellaneous	422	261

Total other expense	(8,564)	(12,880)

Income before income taxes	19,759	8,029
Income tax expense	(7,607)	(3,092)

Net income	$12,152	$4,937

Earnings per share:
Net income per diluted share	$0.58	$0.24
Diluted shares outstanding	21,102	20,368

Selected financial data:
EBITDA	$43,131	$35,245
Net cash provided by operating activities	$16,141	$1,202
Merchandise gross profit	$104,092	$99,174
Merchandise margin	36.3%	36.7%
Gasoline gallons	340,644	325,580
Gasoline gross profit	$49,887	$40,936
Gasoline margin per gallon (1)	$0.1464	$0.1257
Gasoline retail per gallon	$1.92	$1.46

Comparable store data:
Merchandise sales %	5.2%	2.4%
Gasoline gallons %	3.4%	3.4%

Number of stores:
End of period	1,353	1,385
Weighted-average store count	1,355	1,360

Notes:

(1)	Gasoline margin per gallon represents gasoline revenue less cost of product and expenses associated with credit card processing fees and repairs and maintenance on gasoline equipment. Gasoline margin per gallon as presented may not be comparable to similarly titled measures reported by other companies.

The Pantry, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 30, 2004	September 30, 2004
Assets
Cash and cash equivalents	$112,109	$108,048
Receivables, net	38,852	43,664
Inventories	94,645	95,228
Other current assets	28,070	26,892

Total current assets	273,676	273,832

Property and equipment, net	406,337	411,501
Goodwill, net	341,652	341,652
Other	35,688	35,155

Total assets	$1,057,353	$1,062,140

Liabilities and shareholders’ equity
Current maturities of long-term debt	$16,029	$16,029
Current maturities of capital lease obligations	1,197	1,197
Accounts payable	102,369	121,151
Other accrued liabilities	62,448	72,581

Total current liabilities	182,043	210,958

Long-term debt	551,003	551,010
Environmental expenses	14,584	14,051
Deferred income taxes	70,864	63,257
Deferred revenue	34,963	35,051
Capital lease obligations	14,275	14,582
Other	22,477	21,045
Total shareholders’ equity	167,144	152,186

Total liabilities and shareholders’ equity	$1,057,353	$1,062,140

The Pantry, Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

	Quarter Ended
	December 30, 2004	December 25, 2003
EBITDA	$43,131	$35,245
Interest expense	(8,986)	(13,141)
Adjustments to reconcile net income to net cash provided by operating activities (other than depreciation and amortization, income taxes and cumulative effect of change in accounting principle)	(301)	891
Changes in operating assets and liabilities, net:
Assets	2,841	(653)
Liabilities	(20,544)	(21,140)

Net cash provided by operating activities	$16,141	$1,202